Exhibit 5.2 and 23.2

[American Axle & Manufacturing Holdings, Inc.]

[American Axle & Manufacturing, Inc.]

September 17, 2012

American Axle & Manufacturing Holdings, Inc.

American Axle & Manufacturing, Inc.

One Dauch Drive Detroit, Michigan 48211

American Axle & Manufacturing Holdings, Inc.

American Axle & Manufacturing, Inc.

Registration Statement on Form S-3ASR File No. 333-175508

$550,000,000 6.625% Senior Notes Due 2022

Ladies and Gentlemen:

Reference is made to the issuance and sale by American Axle & Manufacturing, Inc., a Delaware corporation (“AAM Inc.”) of $550,000,000 aggregate principal amount of AAM Inc.’s 6.625% Senior Notes due 2022 (the “Notes”), subject to the terms and conditions set forth in the Underwriting Agreement dated September 4, 2012 (the “Underwriting Agreement”) among AAM Inc., American Axle & Manufacturing Holdings, Inc. (“Holdings”), AAM International Holdings, Inc., a Delaware corporation, AccuGear, Inc., a Delaware corporation, Colfor Manufacturing, Inc., a Delaware corporation, DieTronik, Inc, a Delaware corporation, Oxford Forge, Inc., a Delaware corporation (the “Delaware Guarantors”), MSP Industries Corporation, a Michigan corporation (the “Michigan Guarantor” and, together with the Delaware Guarantors the “Subsidiary Guarantors”) and the Underwriters named therein. The Notes are to be issued pursuant to an indenture dated as of November 3, 2011 (the “Indenture”) among AAM Inc., the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The Notes will be guaranteed by the Michigan Guarantor , the “Guarantee” as provided for in the Indenture.

As Executive Director, Administration & Legal and Secretary of Holdings and AAM, Inc., the direct parent company of each Subsidiary Guarantor, and Secretary of each Subsidiary Guarantor, I am familiar with the incorporation documents and bylaws of each Subsidiary Guarantor and with the affairs of each Subsidiary Guarantor. In rendering the opinions set forth below, I have examined or caused to be examined such agreements, documents, instruments and records as I deemed necessary or appropriate under the circumstances for me to express such opinions. In rendering such opinions, I also have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee.

Based on the foregoing, and subject to the assumptions and qualifications set forth above, it is my opinion that the Guarantee has been duly authorized, executed and delivered by the Michigan Guarantor, except to the extent that the foregoing may be limited by (A) bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity). This opinion letter speaks only as of the date hereof.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and I hereby consent to the reference made to me under the heading “Legal Matters” set forth in the prospectus supplement deemed part of the Registration Statement pursuant to Rule 430B under the Securities Act of 1933, as amended (the “Securities Act”). In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

[Signature page follows]

Very Truly Yours,

/s/ Steven R. Keyes
Steven R. Keyes